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On January 21, 2022, members of management of M3-Brigade Acquisition II Corp. and Syniverse Corporation participated in Syniverse Corporation’s sell-side analyst day. Below is the script for the presentation.

Sell Side Analyst Day (SSAD)

Jan 21, 2022 @ 10:00 a.m. ET

Stanley Martinez

Vice President of Investor Relations, Syniverse

Hey everyone, good morning. I’m Stanley Martinez, Syniverse’s VP of Investor Relations. Welcome to our 2022 sell-side analyst day.

Before I introduce today’s speakers and give a brief outline for today’s event, check out our Legal Disclaimer on slides one and two. It says that some of our comments today are forward-looking as defined under the Private Securities Litigation Reform Act of 1995. As such, they’re subject to risks and uncertainties described in our proxy filing with the SEC. Results could differ materially. Additional information on these and other risks are available in our financial data rooms for our credit investors, on M3 Brigade Acquisition II Corp’s IR website and coming soon to our IR website which will be investors.syniverse.com.

Today you will hear from executives of both Syniverse and M3-Brigade Acquisition II Corporation, which is Syniverse’s merger partner. First up will be Mo Meghji, Chairman and CEO of M3-Brigade Acquisition II Corporation, which we will refer to as MBAC. As a financier, Mo has over 30 years’ experience identifying the financial, operational, and strategic changes needed to maximize value in companies at inflection points in their growth trajectories and working with those companies to implement value enhancing changes. So welcome Mo. Now, after Mo introduces the merger transaction, Syniverse’s CEO Andrew Davies will offer a business and a strategic overview. Andrew has significant experience in the TMT sector from his time as CFO at Sprint, VEON, Verizon Wireless, and Vodafone’s Operations in India, Turkey, and Japan. Then, Syniverse’s business unit Presidents, John McRae from our Carrier segment and Chris Rivera from our Enterprise segment will come up and talk about our Strategy and Execution in their businesses. John’s been with Syniverse for 11 years and has great experience leading sales and execution for units at NCI, NPC, and Royal Dutch Shell. Chris has been with Syniverse for 5 years, after spending 19 years in Silicon Valley in Marketing, Product, and Sales leadership roles for units at Cisco, Alcatel, and DSC Communications. Chris honed his leadership in service to the US Navy and at Cisco prior to being our CTO and since 2020, head of Enterprise. Lastly, Syniverse’s CFO, Simeon Irvine will go over Syniverse’s financial model. Simeon has worked in the Communications sector for more than 20 years and has held senior financial, operational and transformation roles in companies including T-Mobile, Cable & Wireless and Unify before joining Syniverse almost 3 years ago.

In between each of the three presentation modules, we’ll have a Q&A session I’ll help to moderate. After the second Q&A session, probably around 11:15 ET, we’ll take a brief intermission before Simeon starts his remarks on our financials and the last Q&A session. Our prepared remarks are about 45 minutes in total, so we’ll have plenty of time for your questions. If we finish early, we’ll let you get back to it, but we’re delighted you’re here and excited to give you an opportunity to learn more about Syniverse and our opportunities as a public company.

To kick things off, I’m pleased to welcome Mo Meghji, MBAC’s Chairman and CEO.

Mo Meghji

Chairman & Chief Executive Officer, M3-Brigade Acquisition II Corporation.

Thanks, Stanley, and welcome everyone. Syniverse is truly a unique company situated at the heart of the mobile communications ecosystem around the world.

(Slide 4) I’m going to take a minute to go over the proposed transaction that we have. The transaction values Syniverse at an enterprise value of $2.85bn. There is significant new capital, over a $1Bn of new capital coming in from Twilio, PIPE investors and the SPAC trust, and with full rollover from existing investors. All of this new capital going to delever the business and to help accelerate growth. Specifically, this includes up to $750 million from Twilio, a leading enterprise communications platform. Carlyle is rolling 100% of its equity into the merged company - without any secondary sales of any amount and continues to have very strong belief in the company and the long-term value proposition. Brigade, which is a partner within the SPAC and happens to be the company’s largest lender, is investing $150 million in the PIPE financing. The decrease in the leverage will position the company very well to drive growth in enterprise and also in the longer run to pursue potential M&A opportunities.

From a timing and logistics standpoint, our special meeting of MBAC shareholders will occur on February 9th and our merger is expected to close shortly thereafter subject to normal closing conditions after the vote. The merger would occur concurrently with the debt syndication launched this Monday of a $1 Billion fully underwritten seven year Term Loan with indicative ratings of B2/B- by both Moody’s and S&P.

(Slide 5) In short, to close, before I turn it over to Andrew Davies, the company’s CEO I just want to say we’re excited about working with Syniverse and we’re looking forward to creating significant value for the shareholders of the company.

Andrew Davies

Chief Executive Officer, Syniverse

Hey, thanks for that intro, Mo., and great welcome to everybody from me as well, looking forward to talking with you today albeit virtually so let’s kick this off.

(Slide 6) As Mo mentioned already, we’re Syniverse: The company at the heart of the global mobile communications ecosystem. We’re the trusted, neutral intermediary that keeps devices, data and messages flowing seamlessly and securely at global scale with Carrier grade or 5-9s quality.

Now, those of you who may have followed the communications industry know that individual network operators spend a lot of time and capital perfecting their networks to be individually best in class. I can attest to that from my own experience at network operators such as Vodafone, Verizon Wireless, Sprint and Veon, —all companies where I’ve spent my career prior to joining and leading Syniverse and where I’ve helped create demonstrable shareholder value.

Those individual networks though contain their own protocols and policies on authorization, billing, authentication, but exchange of data, voice and messaging traffic between networks doesn’t and can’t happen on its own across more than 800 separately owned and managed, local networks. Individual networks could try to do this bilaterally and on their own but backward integrating would detract from their distribution, marketing, and retention core competencies. The mobile communications world without Syniverse as depicted on the left side of this chart would be a complex, combinatorial and chaotic maze.

That’s the “universe” of cross network and mobile enterprise interactions that we “synthesize” or bring together. As you can see on the right, Syniverse simplifies complex processes through our proprietary translation protocols and orchestration capabilities. This means our software helps enable mobile interoperability.

We’ve also built and perfected the world’s largest, directly connected Internetwork Packet Exchange, or IPX, network which is the global superhighway for voice and data traffic connecting mobile operators and messaging platforms and this IPX network routes a significant proportion of the world’s messaging and roaming data.

We’re a network company and a software company and the two capabilities work in tandem with each other. Syniverse enables mobile interoperability and allows breadth of connectivity with quality and security. We make it happen. That’s why we say Syniverse “makes mobile work” and is also “the world’s most connected company.

(Slide 7) When you and your mobile device roam from one network to another or you travel across-borders and switch on your device, Syniverse’s software enables an experience like your home network’s, with the policy and charging mechanisms you’re entitled to and handles all the transactions between home and host networks.

Likewise, when you receive a text message with any of a two-factor authentication code, an airport gate change notification, or a delivery reschedule, that’s Syniverse too.

Or, even, when you use your messaging app directly to send a message to your favorite specialty grocer to order food and have it delivered, that’s Syniverse as well. And those are just a few simple illustrative examples of how we drive the evolution of the entire communications ecosystem.

By facilitating and operating mission critical communications solutions for carriers, we’re well positioned to extend our leadership in Application to Person or A2P enterprise messaging and extend it into the next generation of conversational, transactional, and rich media embedded messaging.

(Slide 8) The breadth and depth of our capabilities is extensive. Syniverse powers the connected world and the digital economy by connecting over 8 billion devices to the mobile ecosystem allowing them to roam the globe seamlessly and securely. By connecting these 8 billion mobile devices we move over 3.3 exabits of data annually over our IPX network, which for context, is more than 10,000 times the data stored in the entire library of Congress.

We have relationships with over 800 carriers across the globe, delivering over 1 trillion messages and processing more than 2.2 trillion billable transactions each year. This makes us the leading clearing & settlement platform for the mobile industry for roaming and other services.

(Slide 9) As a result of Syniverse’s history and unique position as the trusted neutral intermediary for carriers and enterprises, we’re leaders in established and emerging businesses. We have a foundational Carrier business that generates significant margins and cash flows and a high growth Enterprise Messaging and CPaaS business.

Our A2P messaging and CPaaS solutions continue to be well received by our Forbes Global 2000 customers who value our expertise and white glove support model. And, our foundational technologies are also a strong building point to evolve the ecosystem for things such as 5G, private networks, IoT and RCS messaging.

(Slide 10) Syniverse enables global connectivity for all major communications providers and a significant number of blue-chip enterprise customers.

We focus on providing our technology securely and reliably to all of them at carrier grade service levels meaning 5-9‘s quality. Because of this, the number of customers and partners we serve has grown through the years and we have excellent customer retention because of our quality and service levels.

We have great customer diversification with leading brands in every industry vertical where we provide service, and our quality, scale and reliability also give us an advantage to look at other verticals we could pursue such as healthcare.

As an example of how we’ve been able to leverage our capabilities, we have a global logistics customer that has been a Syniverse A2P messaging customer for a number of years. We built a reputation with them as the expert in communicating to their customers and employees on a global basis due to the quality and reach of our services.

When the concept of private networks for enterprises was developed, that customer engaged Syniverse to reimagine how they could improve their internal operations and customer experience with this new technology. They knew that for private networks to be valuable to them, they needed connectivity with public mobile networks globally. It was an easy decision for them on who to engage for global mobile connectivity at the quality, reach and security they required.

(Slide 11) Syniverse’s communication platform and foundational Carrier business enables our Enterprise Business to deliver global mobile connectivity for the other leading platforms around the world, making us, if you will, the platform of platforms for enterprises focusing on the mobile first economy.

As you can see in the slide, the key platforms in all the most important segments of the platform economy such as Payments, CPaaS, Customer Engagement, Travel, Hospitality, and Consumer Credit reporting all count on Syniverse to connect them to the mobile ecosystem. And our long-standing relationships with each have grown stronger through the years because of our high quality, reach and understanding of the ecosystem.

(Slide 12) Syniverse being the communications platform for other leading platforms and networks has positioned us very well to benefit from significant market tailwinds.

Whether it is the growth of 5G, mobile traffic, the ever-increasing need for speed or the number of mobile devices and users our platforms and IPX network are foundational for carriers and enterprises around the globe.

We are known for having the highest quality, lowest latency network with the broadest reach in the industry providing unquestionable value, security, and quality. This becomes ever more important to our customers as the wireless ecosystem expands and the importance of the mobile digital economy grows.

(Slide 13) In addition to the market tailwinds highlighted on the previous page, CPaaS and A2P messaging represents a $7 billion market opportunity today that will reach $25 billion by 2025.

Combined growth rates in A2P and CPaaS are expected to be about 30% per year, and Syniverse, as a global leader in A2P and Omni channel messaging, is uniquely positioned to capture this growth trend.

Our Enterprise Strategy leverages our heritage as a trusted advisor to large organizations to provide a higher touch, consultative approach to serving the Forbes 2000 Enterprises Globally – these are the large enterprises that are now accelerating their digital transformation.

(Slide 14) Our high margin & high cash flow generating Carrier business will grow in line with that ecosystem driven by the tailwinds from 5G, RCS, private networks & IOT that I’ve already noted.

In addition, the Carrier business provides the foundational technology, platforms, and relationships for our Enterprise solutions, very specifically on all things related to messaging.

We will leverage this symbiosis by driving continued strong growth in our Enterprise business from the accelerating adoption of A2P messaging and CPaaS, all of which will be further turbocharged by our strategic partnership with Twilio

(Slide 15) To lead this charge into the future of communications, we’ve got a strong, cohesive leadership team with deep expertise within commercial, technology, operations, and the supporting functions and behind each of these leaders is considerable bench strength.

In addition to driving the future of the business, our team spent considerable time for many months, with the help of external advisors and Twilio, setting the stage for Syniverse to again be a public company. This helped dramatically with our ability to quickly move through the de-spac process and gain regulatory approvals so far.

Let’s take a pause here and open for the initial Q&A session.

[Q&A Session 1]

(Slide 16)

Stanley Martinez: Thanks to everyone for their questions. Let’s turn to our Strategy and Execution module led by our Business Presidents. John McRae, who will lean into Syniverse’s Carrier segment is first up.

I’m John McRae, and it’s great to be with you all virtually this morning.

(Slide 17) For three decades Syniverse has been at the heart of driving change and advancement in the mobile ecosystem. We have a proven record of leading our carrier and enterprise customers through the technology evolution within this ecosystem from 1G through 4G, and now into 5G.

We developed technologies and platforms that together allowed carriers to communicate with each other, and thereby allow mobile users to have seamless connectivity whether domestically and internationally. Our advancements have also bridged communications ecosystems by enabling enterprises and OTT communications providers to interoperate with the messaging services of the mobile carriers.

All this connectivity and interoperability is critical to powering the mobile digital economy.

(Slide 18) Our reinforcing competitive advantages start with investing in innovation. This investment helps us solve structural pain points for carriers and enterprises in the mobile ecosystem by enabling interoperability and cross carrier connectivity. We leverage those innovations across multiple customers and products, which enhances our reputation for reliability and drives self-sustaining scale. We then reinvest our profitability at scale back into technology and innovation, which advances the boundaries of communication and creates new pain points that we can solve with mission critical interoperability solutions.

(Slide 19) Let’s look at what this means for the competitive landscape… As you look at the list of key competencies expected in the marketplace, Syniverse is the only player that bridges the needs of both the Enterprise and Mobile Carriers Globally. This includes being the only player that has 10DLC connectively to all the north American carriers.

The differences between Syniverse’s ability to bridge Enterprise and Carrier customers is starkly different from our competitors in both the CPaaS Market and Traditional Carrier Space that serve one group or another.

None of the CPaaS pure plays, have the mobile reach or interoperability capabilities between generations of Mobile Technologies to provide a consistent, global platform experience for their enterprise customers, without having to leverage Syniverse as a Bridge.

Furthermore, none of the traditional Carrier IPX or Clearing and Settlement Players have the CPaas Platform and Reach into Global 2000 Enterprise that Syniverse has.

Our global reach and breadth of capabilities give us strong competitive advantages. Any one of our competitors would have to invest significantly to replicate the breadth reach, and customer diversity of the Syniverse platform.

(Slide 20) The Carrier segment business strategy leverages our unique strengths—our breadth of solutions and depth of customer relationships —to return to growth. Between 2017-21, our competitive strengths were not enough to overcome successive headwinds stemming from three factors.

First, there was a run-off from CDMA revenues that were significant for us five years ago.

Second, roaming tariffs in Europe and India were deregulated

Third, the effect of Covid-19 on cross border roaming volumes.

We’ve now passed, or are passing, all three of those forces and 2022 is the year our Carrier segment is returning to definitive growth. We’ll focus on three priorities: Improving our customer experience with a Net Promoter Score already above 50, focusing our investment around growth areas related to 5G and further accelerating our operational transformation.

We already cover 800+ Carrier customers worldwide so our revenue growth plans are inherently predicated on increasing product penetration rather than new account growth. Our growth strategy revolves around selling up the stack, which you can see at the right side of slide 20. We start with our IPX network at the transport layer, and move up the stack to signaling, policy, and charging at the session layer, then on up to supporting RCS messaging at the application layer.

In contrast to these past headwinds, we expect the 5% growth in our Carrier segment contains building blocks of:

1% from the unwind of COVID 19 headwinds,

2% from 5G related volumes, and

2% from new 5G enabled products.

(Slide 21) As one example of those 5G enabled products, I’ll focus on Private Networks, but the same logic applies in other of our growth drivers including IoT.

Stringent, enterprise level requirements for devices on a public network require mission critical security and reliability, as well as the ability to connect, exchange, and transact with public networks. These are the same features our automatic network recognition software provides for public networks. Without these capabilities, a private network is functionally... little more than a hotspot.

As devices and users move between public and private networks, and from a single location to multiple locations and geographies, we offer performance via the ability to bridge between multiple networks weather be it private or public . We offer mobility, including on our IPX. And we offer control, or the ability to set policies to enable or disable a set of functions, according to a customer’s specific use cases.

At Syniverse, we can provide the network Core as well for large Enterprises seeking the security and control that a Private Network offers. But we’re also in late-stage Proof of Concept with two multinational industrials directly. As a channel play, we go to market together with at least one global OEM that builds and deploys the RF layer, and also with another software-based mission critical enabler. Commercially, there are several options by which Private Networks could rapidly become a meaningful contributor to Syniverse, and we feel great about our long-term prospects in this category.

(Slide 22) Evolved Mobility is another product that leverages our unique capability to translate protocols, in this case to take an incoming 3G session and map it to 4G, or Voice over LTE, sometimes called VoLTE. Some of our Carrier customers would love to shut down their 3G networks here in the US and other major global markets, but for the lucrative profit pool still coming from other 3G global markets. By using our solution, Carriers can switch off their 3G networks, saving op-ex and cap-ex. They can retain these profit pools from 3G roaming via 4G or VoLTE. And they can simultaneously repurpose this valuable spectrum as uplink for their 5G network and in tandem with downlink spectrum in the C-Band and CBRS bands here in the US and Canada.

Given the cost of those auctions, over $100 Billion including the share of rebanding costs, our customers are especially hungry for ways to improve their ROI. Here’s one way that does that and gives them an option to jumpstart their return on their 5G networks by enabling them to rapidly scale deployments.

Only Syniverse provides this solution and as Andrew mentioned on our recent business update call, two Tier One carriers here in the US have deployed Evolved Mobility. It’s early days still, but we think this has the potential to become another industry standard. The same logic applies outside the US or anywhere there are spectrum constraints, which realistically means everywhere! Similar to our solutions before Evolved Mobility, there can become network effects as more customers adopt this solution, so we like our opportunity to scale this product.

(Slide 23) Last, let’s turn to slide 23 and talk a bit about Billing and Charging Evolution, or BCE and Universal Commerce our Blockchain enabled clearing platform.

5G brings different types of connections beyond traditional handsets, such as connected IoT devices, cars, or meters, among countless other IoT use cases. 5G also allows new methods of monetizing connections, in addition to improving throughput with positive effects on latency, efficiency and reliability.

Our customers are excited about the new charging models, but how can they realize them? Very few organizations have harnessed the power of blockchain and all of its benefits into real industry use cases. Our universal commerce platform, developed in partnership with IBM starting in 2019, is the only solution that allows Carriers to monetize these new forms of transactions. Syniverse is one of the few companies serving the Telecom sector with a blockchain-enabled solution fully developed, in production, and growing in adoption, among our Carrier customers worldwide.

Leveraging BCE standards our Universal Commerce platform offers more efficient processing – which saves money, enables flexible billing scenario’s , offers improved analytics and reporting, and can enable an overall increase in automation. What’s even more exciting for us are use cases for new verticals, especially utilities and healthcare, and really its potential to significantly improve any type of transaction-based process.

When Andrew talked about our commitment to innovation, these were three solutions we didn’t have just a few short years ago. As a technology company, we’re always thinking ahead to what’s next. So, in the future, if it’s about creating more efficient ways to help our customers configure their networks and expand the ecosystem, you can be sure that Syniverse will be there to help them meet the future.

I’ll turn over to Chris now to talk about the Enterprise segment.

(Slide 24). Thanks John, and thanks to everyone on-line today it great to be with you and meet with you. I’m Chris Rivera, President of Enterprise. It’s great to be with you.

So here in the Enterprise business, we leverage our breadth of capabilities to move up the OSI value stack with our customers, starting with foundational A2P messaging, then building to omnichannel Communications Platform as a Service which we call (CPaaS) capabilities with more content rich features and software functionality. Our Enterprise grade Digital Engagement solutions add integration and orchestration capabilities that are especially valued by Fortune 2000 customers seeking our implementation and co-creation capabilities to help them add messaging to their digital engagement efforts. At the top level, we help enable messaging monetization with value added services, especially among multi-regional and multinational customers and implementations. This is also how we’re moving up the stack allows us to scale our margins in the Enterprise segment.

(Slide 25) So next, let’s look at the evolution of Mobile Messaging: As consumers and enterprises pivot towards messaging as their primary form of engagement and as that messaging capability takes on an app-like experience including two-way communication, chat-bot interaction, and embedded video, Syniverse’s capabilities become ever more essential. A simple SMS as you see on the left side of the page, mass distributed and non-personalized, could in principle be delivered over the open internet. However, for the type of personalized messaging involving rich media or RCS including video, transaction capabilities and end to end branding, enterprises need real-time connectivity with minimal latency. Furthermore, they need interoperability to traverse multiple networks, platforms, and devices, each with their own signaling, policy and charging protocols our software translates and enables. They need software to provide orchestration to ensure an Enterprise messaging engagement platform ties together with those it already curates on the web or in its apps. As more companies shift their engagement and hence their brands to mobile, the stakes for flawless, secure execution on a global scale and encompassing our connectivity, interoperability and orchestration become even higher.

That’s why we say that the future of messaging needs Carrier grade, 5-9s quality, and security with global reach. The future of messaging needs Syniverse.

(Slide 26) So moving on, let’s talk about the Twilio Partnership:

Twilio recognizes our capabilities and has been a large and growing customer of Syniverse for almost eight years. Twilio’s decision to enter a strategic partnership with Syniverse was driven by Syniverse being the premier global platform of secure, global mobile connectivity and reach across the mobile ecosystem.

The Syniverse and Twilio partnership aligns the leading mobile experience provider with the premier global mobile platform to accelerate the next wave of innovation in mobile communications—broadening each company’s ability to capture more of the opportunity enabled by Digital Transformation.

The Syniverse and Twilio’s partnership creates new opportunities across the connected ecosystem for enterprise customers and the partnership will drive significant messaging volumes for Syniverse due to Twilio’s position as the premier provider of unique customer experiences in the mobile ecosystem. Said another way, the combination of Twilio and Syniverse in the Enterprise space holds the promise of a significant competitive advantage.

(Slide 27) Furthermore, Syniverse and Twilio are well positioned to drive innovation and value together in the industry.

Each company brings unique capabilities of their platforms to drive differentiated outcomes for global brands while leveraging the global mobile carrier ecosystem. As an example, let’s focus on a potential use case. Say a Contact Center wants to create an RCS Media Enabled chat session with a customer. That chat platform is the Twilio FLEX Contact Center as a Service platform integrated with Syniverse’s CPaaS platform. The Syniverse CPaaS platform sits on top of the Syniverse RCS messaging platform - one of only 2 such platforms, globally. The Syniverse RCS platform is connected to the global mobile operator ecosystem over our Global IPX. And, for monetization, Syniverse clears and settles all transactions with appropriate parties.

This is just one of many potential new, and completely accretive use-cases, available to Syniverse, and enabled by our Partnership Agreement with Twilio.

Again, this shows how Twilio and Syniverse, together, can enable a brand to uniquely engage a customer, over a global secure platform, and monetize that experience in a real time fashion and allowing Enterprises to realize the true promise of Digital Transformation. Furthermore, Syniverse stands to benefit and grow in concert with significant volume growth from Twilio and our existing Enterprise base.

(Slide 28) So the rationale for the partnership between Syniverse and Twilio is compelling.

The partnership represents a validation of Syniverse’s position as a trusted neutral intermediary in the mobile carrier ecosystem.

Syniverse provides Twilio with secure connectivity to over 800 carriers with 5-9s quality that enables accelerated adoption of CPaaS, Rich Business Messaging and IoT based use case.

The partnership provides Syniverse with volume commitments from Twilio

And it aligns the leading communications platform with the premier global mobility platform.

With that, I’ll hand it back over to Stanley.

Stanley Martinez: Okay, great thanks very much for that Chris.

(2nd Q&A session begins).

(Slide 29) Well alright, it’s 11:05 now so let’s restart and it’s time to introduce our Chief Financial Officer, Simeon Irvine to go a bit deeper into our financials. Take it away, Simeon.

....................................................................................................................................

Simeon Irvine

Chief Financial Officer, Syniverse

Thank you, Stanley.

(Slide 30) Turning now to the financial performance. In summary:

Syniverse is a high-quality business that offers strong revenue growth across multiple markets together with impressive EBITDA that is underpinned by a culture of operating model optimization and cost control.

We will have significant operating cash flow out of the gate to simultaneously pursue attractive growth opportunities and further delever our balance sheet.

We expect our revenue growth to come from multiple markets driven by a variety of technological advances, and business model changes in those markets.

And, we have a diversified customer base, with a significant proportion of our revenues arise from contracted, monthly, recurring charges.

(Slide 31) Our multiple sources of revenue growth in both Carrier and Enterprise are driven by in-flight market evolutions including:

•	5G rollouts, IoT deployments, RCS adoption, A2P monetization, Mobile commerce, and Digital transformation.

Our focused range of products will enable our customers to take advantage of these trends.

At the heart of what we do in the Carrier space, is carrier interoperability, providing that ecosystem with network infrastructure and global connectivity. This business is well positioned to leverage the trends in:

•	data adoption and usage, the evolution to 5G, Private network roll outs, IoT, and RCS

The carrier business is characterized by impressive direct margins which, in turn, translate to strong EBITDA and cash generation.

Messaging is a common element between the businesses – with both messages between carriers, and messages from enterprises to their customers using the carrier networks, being enabled by our platforms—and this allows us to bridge and monetize the Carrier ecosystem with the Enterprise Customers for the benefit of the Carriers and the Enterprises

Our Enterprise business sits within a fast-growing ecosystem where enterprises engage with their customers through an increasing number of mobile channels.

The CPaaS business has entered a phase of rapid growth as engagement with customers becomes much more interactive. In mid-2020, we relaunched our CPaaS platform in North America which has generated strong growth for us. We expect this growth to further strengthen as we roll the platform out to other geographies and extend the range of services on the platform.

(Slide 32) Syniverse operates a diverse global business model with significant revenue visibility that is driven by the long-term, recurring nature of our customer contracts. Carrier contracts are typically multi-year arrangements of 2-3 years with defined pricing; while Enterprise contracts, specifically for messaging traffic, are more open with pricing based on geographic message delivery

On an annual basis we conduct business with over 800 Carriers and more than 450 Enterprise customers in nearly 200 countries across a wide range of verticals and we continue to see our business migrating to a more balanced mix of Carrier and Enterprise as we rapidly build out and expand from our current Enterprise base

Given the mission critical nature and superior quality of our services, a significant proportion of our revenues arise from contracted, monthly, recurring charges and over 90% of revenue earned in any given year is generated from contracts in place at the beginning of that year

(Slide 33) The goal of this section is to identify the key historical financial highlights that will help you better understand where Syniverse has come from, where it is today, and how that sets us up favorably for the future

Carrier is a high margin business that generates significant cash flow. Historically, the business has been impacted by declines in CDMA & legacy volumes as well as certain one-time rationalization events and, of course, COVID in 2020. With those tailwinds behind us we have been able to point our attention toward the future. And, over the last several quarters the business has inflected and is now primed for continued growth driven by the deployment and increasing usage of 5G, RCS, Private Networks and, IoT

The Enterprise business has experienced double-digit growth rates because the carrier-grade security, global network reach and reliability of our A2P messaging platform has made us a trusted partner as Forbes 2000 companies embark on their digital transformation using enterprise messaging. More recently, our bespoke CPaaS solution that brings deeper upstream integration, a wide range of distribution channels as well as orchestration has added a new growth vector. We project future growth in Enterprise to be driven by the continued adoption of A2P and CPaaS by enterprises and, further bolstered, by our strategic partnership with Twilio

(Slide 34) The stabilization of Carrier is demonstrating real traction and has been proven out. After reaching a trough in Q4 of2020 the business has steadily begun to exhibit positive momentum and it has posted year-over-year growth in all of Q2, Q3 and Q4 of 2021

As the impact from COVID recedes, we expect to show solid underlying growth in 2022 as we deliver on winning new business in the areas we’ve discussed

(Slide 35) We have line of sight to strong top-line growth where we project to grow by continuing to expand in CPaaS and in A2P Messaging supported by steady growth in our very high margin Carrier business.

Our platforms are scalable and robustly resourced to enable us to carry and transact the volumes of business we foresee, without significant increases in operational costs. Furthermore, our continued focus on, and attention to, operating model optimization will result in EBITDA growing in dollar terms at least as quickly as Revenues; and the EBITDA margin will remain constant despite the change in Revenue mix EBITDA is forecast to grow from $210 million in 2020 to $416 million in 2025 at a 15% CAGR

(Slide 36) We are encouraged by our 2021 results and the momentum we’re seeing in our business headed into 2022. Consequently, we are raising our full-year 2022 forecasts for both top and bottom-line. We now expect full-year 2022 Revenues to be in the range of $840 million to $875 million, representing an increase of 10% at the mid-point. We also expect full-year Adjusted EBITDA to be $235 million to $245 million, representing an increase of approximately 2% at the mid-point.

Finally, we expect Direct Profit to be in the range of $475 million to $485 million, or $480 million at the mid-point.

Implicit within these forecasts is an assumption of a continued improvement in roaming related volumes in our Carrier business driven by the gradual removal of restrictions to international travel during the first half of our fiscal 2022.

We are excited about our future and look forward to sharing progress toward our 2022 targets on future, quarterly conference calls.

(Slide 37) Initially as a public company, our capital allocation objectives will largely be directed towards using surplus free cash flow, above what we reinvest in our business for future growth and innovation, towards further delevering our balance sheet. We’ve communicated a 1.5-2.5x Net Debt to EBITDA target to the Ratings Agencies, which is a meaningful but realizable reduction from the 3.6x net leverage ratio where we’ll begin life as a public company.

To be clear, we will invest in product development and growth-related capex but we have planned no share repurchases or dividends. While M&A is a secondary consideration for us with no immediate plans nor pipeline of opportunities under active discussion.

(Slide 38) We see multiple paths to value creation for our shareholders.

We’ll grow unleveraged FCF or Adjusted EBITDA less cash capex, at a 20% CAGR, driven by the twin tailwinds from 5G and messaging we’ve spent today discussing.

From a growth mix standpoint, shareholders win again as our Revenue, Direct Profit and Adjusted EBITDA mix skews more towards our Enterprise segment, where publicly listed CPaaS peers are valued on multiples of revenue. We expect our Enterprise segment to generate more than 50% of revenues in 2024, making the business more comparable to higher multiple CPaaS companies

Finally, Shareholders and Credit investors win simultaneously as we delever from 3.6x at transaction close to 2.0x in 2024. We are using the proceeds of the transaction to reduce Debt and the resulting, substantially lower, interest expense will raise our Free Cash Flow. We’ll use a portion of that free cash flow to invest in growth and innovation to spin our flywheel between investment, innovation, and scale even faster.

(Slide 39) To conclude, we’re a high quality, globally diverse business offering mission critical connectivity and interoperability in the mobile ecosystem. We have twin secular tailwinds at our back as 4G goes to 5G standalone and Enterprises accelerate their digital transformation around mobile messaging.

Shareholders win as our profit scales and as our incremental direct profit dollars skew towards a higher proportion from higher multiple CPaaS. Delevering will sling-shot our FCF, especially from 2023 and onward, as we reinvest our saved interest expense back into investment in innovation and growth that scales our even business faster.

With that, let’s start the final Q&A session:

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QUESTION AND ANSWER SESSION 3

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Stanley Martinez

Thank you, Ladies and Gentlemen for your time and participation today. Please feel free to follow-up with us by sending a message to 8136141070 for further information. My team and I are committed to responsiveness and transparency in assisting your potential future coverage of us and our sector, and I’ll ask my teammates Chad and Jason to turn their cameras on now and thank them for their support. From all of us here at Syniverse and MBAC, thanks for tuning in and good-bye from Tampa.